Exhibit 4.2

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) [INSERT THE DISTRIBUTION DATE], AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

Original Issue Date: May 31, 2024

Maturity Date: May 31, 2027

Principal Amount: $156,250

Loan Amount: $125,000

SENIOR SECURED CONVERTIBLE NOTE

DUE JANUARY 25th, 2027

THIS SENIOR SECURED CONVERTIBLE NOTE is a duly authorized and validly issued Convertible Promissory Note of Psyence Biomedical Ltd., a corporation existing under the laws of Ontario, Canada (the “Company”), having its principal place of business at 121 Richmond Street West, Penthouse Suite 1300, Toronto, Ontario M5H 2K1 designated as its Convertible Note due January 25th, 2027 (this “Note”).

FOR VALUE RECEIVED, the Company promises to pay to __________ or its registered assigns (collectively, the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of U.S. $156,250, accrued Interest and other amounts due and payable unless prepaid earlier or converted, on January 25th, 2027, unless the Holder has given notice to the Company that it elects to accelerate the Maturity Date to the extent explicitly permitted by this Note (the “Maturity Date”). In exchange for delivery of the Note on the Original Issuance Date referred to above, the Holder shall deliver U.S. $125,000 in United States dollars to the Company on the Original Issuance Date. The Holder’s allocation of principal and interest are set forth on Exhibit A hereto. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Attribution Parties” shall have the meaning set forth in Section 5(f).

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof (such law to include any applicable corporations legislation to the extent the relief sought thereunder relates to or involves the compromise, settlement, adjustment or arrangement of debt), (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian, monitor, trustee, receiver, receiver-manager or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Significant Subsidiary thereof admits in writing that it is insolvent or generally unable to pay its debts as they become due, (h) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 5(f).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which commercial banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 5(e)(v).

“Change of Control Transaction” means the occurrence after the date hereof of any of the following: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of this Note and the Securities issued together with this Note, (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a two year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above. Notwithstanding the foregoing, the Business Combination shall not be deemed to be a Change of Control Transaction for any purposes hereunder.

“Common Shares” means the common shares of the Company.

“Conversion Date” shall have the meaning set forth in Section 5(e)iii.

“Conversion Price” shall have the meaning set forth in Section 5(b).

“Conversion Reset” means the reset of the Conversion Price at the following times and amounts:

(i) the three time downward adjustment of the Conversion Price on the following dates (i)  the six month anniversary of the closing of the Business Combination, (ii) the nine month anniversary of the closing of the Business Combination, and (iii) the twelve month anniversary of the closing of the Business Combination, upon which times the Conversion Price shall be reset to the lower of (a) the Initial Conversion Price or (b) the average daily VWAP for the previous ten (10) Trading Days prior to such reset.

(ii) in the event that the Company sells, enters any agreement to sell or grants any right to reprice, or otherwise disposes of or issues (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Shares or any securities of the Company or any of its subsidiaries which would entitle the holder thereof to acquire or sell on behalf of the Company at any time Common Shares (including, without limitation, through conversion or other option rights (including pursuant to any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Common Shares or other securities)) at an effective price per share less than the then existing Conversion Price, then the Conversion Price shall be modified to equal such reduced price as of such date; provided that, such offering shall include, for the avoidance of doubt, any Variable Rate Transaction or other registered offering or similar financing; or

(iii)  in the event that the Company shall fail for any reason to remain listed as a public company on The Nasdaq Stock Market LLC or on another national exchange, the Conversion Price shall be reset to the average daily VWAP of the five prior Trading Days.;

“Conversion Shares” means, collectively, the Common Shares issuable upon conversion of this Note in accordance with the terms hereof.

“Event of Default” shall have the meaning set forth in Section 6(a).

“Fundamental Transaction” means the occurrence after the date hereof of any of the following: (i) the Company, directly or indirectly, in one or more related transactions effects any merger, amalgamation, or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination). Notwithstanding the foregoing, the Business Combination shall not be deemed to be a Fundamental Transaction for any purposes hereunder.

“Indebtedness” means: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products; (c) all obligations or liabilities secured by a lien or encumbrance on any asset of the Company, irrespective of whether such obligation or liability is assumed; and (d) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person.

“Interest” shall have the meaning set forth in Section 2(a).

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Mandatory Default Amount” means the (a) the outstanding principal amount of this Note, (b) accrued but unpaid Interest, and (c) all other amounts, costs, expenses and liquidated damages due in respect of this Note.

“New York Courts” shall have the meaning set forth in Section 8(d).

“Note” means this Senior Secured Convertible Note;

“Note Register” means the ledger that records the record owners of the Notes as maintained by the Company.

“Notice of Conversion” shall have the meaning set forth in Section 5(c)(ii).

“Original Issue Date” means the date of issuance of this Note.

“Paying Agent” shall have the meaning set forth in Section 5(e).

“Purchase Agreement” means the Securities Purchase Agreement, dated as of January 15, 2024, among, inter alios, the Company and the Purchaser, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 25, 2024, among the Company and the original Purchaser, in the form of Exhibit B attached to the Purchase Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares for this Second Tranche Note (as such term is defined in the Purchase Agreement) by Holder as provided for in the Registration Rights Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means that certain General Security Agreement, dated as of January 25,, 2024, from the Company and Psyence in favor of Purchaser.

“Share Delivery Date” shall have the meaning set forth in Section 5(c)(iii).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB, or the OTCQX (or any successors to any of the foregoing).

“Variable Rate Transactions” has the meaning contained in the Purchase Agreement.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the Trading Market on which the Common Shares is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); provided, however, that if the Common Shares is then listed or quoted on more than one Trading Market, then the Trading Market for purposes of any calculations to be made pursuant to the terms of this Note shall be the Trading Market selected by the Holder in its sole discretion, (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Shares is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Shares are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Shares so reported, or (d) in all other cases, the fair market value of a share of Common Shares as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Section 2. Interest.

(a) Interest on this Note shall commence accruing on the Original Issuance Date at 8% per annum (the “Interest”) based on the outstanding principal amount of this Note and shall be computed on the basis of a 360-day year assuming a 30-day month (i.e. 30/360 basis) and shall be payable by the Company to the Holder in cash or in Common Shares (at the Conversion Price) at the option of the Company. Interest shall be payable monthly in arrears (each such date the interest payment is due, an “Interest Payment Date”).

(b) From and after the occurrence of any Event of Default, the Interest rate shall automatically be increased to the lower of 20% per annum (the “Default Interest”) or the highest amount permitted by law, shall compound monthly, and shall be due and payable on the first Trading Day of each calendar month.

(c) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Note are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Note.

(d) If any provision of this Note would oblige the Company to make any payment of interest or other amount payable to the Holder in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Holder of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Holder of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(e) All payments under this Note or any other Transaction Document shall be made free and clear of and without deduction or withholding for any taxes except as required by applicable law; provided that if the payor shall be required to deduct or withhold any taxes from such payments, then the sum payable by the payor shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this clause) the Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.

Section 3. Reserved.

Section 4. Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 5. Conversion.

a) Conversion Privilege. The Holder shall have the right, at the Holder’s sole option, on any business day to convert all or any portion of the Note on any Conversion Date at the Conversion Price.

b) Conversion Price. The Conversion Price shall be the lowest daily VWAP during the period commencing on the First Tranche Closing date until the earlier of (i) the Conversion Date or (ii) the date the registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares for the First Tranche Note (as such term is defined in the Purchase Agreement) is first declared effective (the “Initial Conversion Price”); which Initial Conversion Price shall be subject to a Conversion Reset as set forth in this Note (as adjusted or reset, the “Conversion Price”).

c) Dividends; Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions payable in Common Shares on Common Shares or any Common Share Equivalents (which, for avoidance of doubt, shall not include any Common Shares issued by the Company upon conversion of, or payment of interest on, the Notes), (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of a reverse share split) outstanding Common Shares into a smaller number of shares or (iv) issues, in the event of a reclassification of Common Shares, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Any adjustment pursuant to this Section 5(c) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 5(c) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

d) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 5 hereof and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

e) Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted, by the Conversion Price.

ii. Notice of Conversion. Before the Holder of the Note shall be entitled to convert all or any portion of the Note as set forth above, the Holder shall (1) complete, manually sign and deliver an irrevocable notice to the Company as set forth in the Form of Notice of Conversion (or a facsimile or electronic version thereof) in substantially the form attached hereto as Exhibit A (a “Notice of Conversion”) at the office of the Company, if applicable, and state in writing therein the principal amount of Notes to be converted, the numbers Conversion Shares and the name or names (with addresses) in which the Holder wishes the Common Shares to be delivered upon settlement of the conversion to be registered, and (2) if required, pay all transfer or similar taxes, if any.

iii. Delivery of Conversion Shares Upon Conversion. The Note shall be deemed to have been converted immediately prior to the close of business on any date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (ii) above. Not later than the earlier of (i) two (2) Business Days and (ii) the number of Trading days comprising the Standard Settlement Period (as defined below) following the applicable conversion of the Note (the “Share Delivery Date”), the Company shall electronically deliver, or cause to be delivered via DWAC transfer, to the Holder the Conversion Shares. The Company shall deliver any Conversion Shares required to be delivered by the Company under this Section 5(c) electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Shares as in effect on the date of the Notice of Conversion, as applicable, is delivered.

iv. Obligation Absolute; Partial Liquidated Damages. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. Upon the Closing, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a conversion. If the Company fails for any reason to deliver to the Holder such Conversion Shares pursuant to Section 5(c)(iii) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $7 per Trading Day (increasing to $10 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 6 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

v. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such Conversion Shares by the Share Delivery Date pursuant to Section 5(c)(iii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Common Shares to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Shares so purchased exceeds (y) the product of (1) the aggregate number of Common Shares that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of Common Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 5(c)(iii). For example, if the Holder purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of this Note as required pursuant to the terms hereof.

vi. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares for the sole purpose of issuance upon conversion of this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than the greater of (i) 300% of such aggregate number of shares of the Common Shares as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable upon the conversion of the then outstanding principal amount of this Note based on the Conversion Price as the time of filing of the Registration Statement. The Company covenants that all Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

vii Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of all or any portion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or Amortization Conversion Price, as applicable, or round up to the next whole share.

viii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

f) Holder’s Conversion Limitations. The Company shall not effect any conversion of this Note to the extent that after giving effect to the conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Common Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include all Common Shares beneficially owned by the Attribution Parties pursuant to the terms of the Purchase Agreement and the number of Common Shares issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 5(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 5(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company that the conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(d), in determining the number of outstanding Common Shares, the Holder may rely on the number of outstanding Common Shares as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of Common Shares outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding Common Shares was reported. The “Beneficial Ownership Limitation” shall be 9.9% of the number of shares of the Common Shares outstanding immediately after giving effect to the issuance Common Shares issuable upon conversion of this Note held by the Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

g) Maintenance of Office or Agency. The Company may maintain in the contiguous United States an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (“Paying Agent”).

h) Notice to Holder. Whenever the Conversion Price is adjusted as a result of any Conversion Reset, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Conversion Price after such Company action or adjustment and any resulting adjustment to the number of Conversion Shares and setting forth a brief statement of the facts requiring such adjustment.

i) Make Whole. If the VWAP (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the thirty (30) Trading Days beginning on the Trading Date following a Conversion Date (the “30 Day VWAP”) is lower than the Conversion Price on the Conversion Date, the Company shall make a payment in cash or Common Shares, at its election but subject to the limitations set forth below (the “Make Whole Payment”). In the event that the Company elects to make a Make Whole Payment in Common Shares, it shall transfer to the Holder the number of Common Shares (the “Make Whole Shares”) equal to the difference between (A) the principal amount converted on the Conversion Date divided by 30 Day VWAP and (B) principal amount converted divided by the Conversion Price on the Conversion Date. In the event that the Company elects to pay the Make Whole Payment in cash it shall pay an amount equal to the number of Make Whole Shares multiplied by the 30 Day VWAP. The Company shall make the Make Whole Payment no later than thirty-five (35) Trading Days after the Conversion Date for which such payment is due. Notwithstanding the foregoing, the Company may not pay the Make Whole Payment in Conversion Shares if the Make Whole Shares are not registered on an effective Registration Statement, unless waived in writing by the Holder or (ii) if the issuance of the Make Whole Shares would result in the Holder exceeding the Beneficial Ownership Limitation.

Section 6. Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal amount of this Note or (B) liquidated damages and other amounts owing to the Holder on this Note, as and when the same shall become due and payable (whether on the Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of default under clause (B) above, is not cured within 10 Trading Days of delivery of a notice of the same to the Company by the Holder;

ii. the Company shall fail to observe or perform any other covenant, obligation, or agreement contained in this Note (other than a breach by the Company of its obligations to deliver Common Shares to the Holder upon conversion, which breach is addressed in clause (xi) below) or in any Transaction Document, which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) 10 Trading Days after the Company has become or should have become aware of such failure;

iii. the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

iv. the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $100,000, whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

v. other than with respect to the Business Combination, the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

vi. the Company shall fail for any reason to deliver Conversion Shares to the Holder by the Share Delivery Date pursuant to Section 5(c) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor a conversion of this Note in accordance with the terms hereof;

vii. the Company shall fail for any reason to remain listed as a public company on The Nasdaq Stock Market LLC (“Nasdaq”);

viii. any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days;

ix. the Company or a subsidiary enters into a Variable Rate Transaction or a similar transaction in violation of the terms of the Purchase Agreement without the prior written consent of the Holder;

x. the Company or its subsidiary, directly or indirectly, prepays, repurchases or declares or pays any cash dividend or distribution on any of its capital stock without the prior written consent of the Holder;

xi. the Company or its subsidiaries, suffer to exist any Lien on the Collateral other than the Lien granted pursuant to the Security Agreement or as otherwise permitted under the terms of the Purchase Agreement;

xii. the Company fails to cause the Registration Statement to become effective within three (3) months following any Second Tranche Closing (as such term is defined in the Purchase Agreement);

xiii. the Company shall have received a deficiency notice from Nasdaq or any other national securities exchange on which the Securities are listed which has not been resolved for more than sixty (60) days after notice thereof; or

xiv. the Common Shares cease to be listed on a national securities exchange, which for the avoidance of doubt shall exclude the OTCQB, the OTCQX and the Pink markets (or any successors to any of the foregoing), or upon the filing of a Form 25.

b) Remedies Upon Event of Default. If any Event of Default occurs, and upon the date specified by Purchaser in a written notice to be delivered to the Company at Purchaser’s discretion, the outstanding principal amount of this Note, accrued but unpaid Interest through acceleration, plus liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. Additionally, Purchaser may pursue the rights and remedies provided to Purchaser under the Security Agreement. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 6(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 7. Prepayment. At any time following one (1) year after the Original Issue Date of the Note, and provided that no Event of Default has occurred and is continuing on the applicable prepayment date, but subject in all cases to the terms of the Purchase Agreement, the Company may repay any portion of the outstanding principal amount of the Note upon at least thirty (30) Trading Days’ written notice (the “Prepayment Notice Period”) of the Holder (the “Prepayment Notice”) by paying an amount equal to 130% of the principal amount of the Note then being prepaid (representing a 30% prepayment premium payable to the Holder which shall not constitute a principal repayment) plus accrued but unpaid Interest through the prepayment date. Notwithstanding the foregoing, if the Company elects to prepay this Note pursuant to the provisions of this Section 7, the Holder shall continue to have the right to exercise Holder’s conversion privilege in accordance with Section 5 hereof.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number, email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to Holder at the facsimile number, email address or address of the Holder appearing on the books of the Company, or if no such facsimile number or email attachment or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and liquidated damages, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Amendment; Waiver. The provisions of this Note, including the provisions of this Section 8(e), may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holder. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Execution and Counterparts. This Note may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

h) Successors and Assigns. This Note shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each such holder. Neither party may assign its rights or obligations hereunder without the prior written consent of the other parties hereto.

i) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

j) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

k) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

l). Judgment Currency. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Note or any other Transaction Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Note or under any other Transaction Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Holder is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Holder of the amount due, the Company will, on the date of receipt by the Holder, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Holder on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Holder is the amount then due under this Note or such other Transaction Document in the Currency Due. If the amount of the Currency Due which the Holder is so able to purchase is less than the amount of the Currency Due originally due to it, the Company shall indemnify and save the Holder harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Note and the other Transaction Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Note or any other Transaction Document or under any judgment or order.

m). Acknowledgement. Notwithstanding the funding of the Loan Amount under this Note, the parties specifically acknowledge and agree that neither such funding nor any other actions taken by the Holder shall constitute a waiver of any default or any other claims that Holder may have against the Company and shall not obligate Holder to fund any additional amounts in the future.

*********************

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

PSYENCE BIOMEDICAL LTD.

By:
Name: Neil Maresky
Title: CEO

Exhibit A

[FORM OF NOTICE OF CONVERSION]

To:	[Name and Address of the Company]

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof below designated, into Common Shares in accordance with the terms of the Note, and directs that any cash payable and any Common Shares issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any Common Shares or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 5(c)(viii) of the Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Note.

Dated:

Signature

(City, State and Zip Code)
Please print name and address

Principal amount to be converted (if less than all):
$__________,000

Number of Conversion Shares: ________________